CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Registration Statement on Form F-10 dated April 1, 2025, of our auditor's report dated July 18, 2024 with respect to the consolidated financial statements of Vizsla Silver Corp. and its subsidiaries as at April 30, 2024 and 2023 and for each of the years in the two-year period ended April 30, 2024, as incorporated by reference in the Annual Report on Form 40-F of Vizsla Silver Corp. for the year ended April 30, 2024, as filed with the United States Securities and Exchange Commission.

We also consent to reference to us under the heading "Documents Filed as Part of this registration Statement," "Auditors, Transfer Agent and Registrar," and "Interests of Experts," in the Prospectus contained on Form F-10 of Vizsla Silver Corp.

We also consent to reference to us under the heading "Interests of Experts," which appears in the Annual Information Form included in Exhibit No. 99.1 of Vizsla Silver Corp.'s Annual Report on Form 40-F of Vizsla Silver Corp., for the year ended April 30, 2024, which is incorporated by reference in such registration statement.

/s/ MNP LLP

Chartered Professional Accountants
Vancouver, Canada
April 1, 2025